UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):         May 14, 2012

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 14, 2012, the Compensation Committee of the Board of Directors of ScanSource, Inc. (the “Company”) granted a performance and service-based restricted stock unit award (the “Award”) to John J. Ellsworth, the Company’s Vice President, General Counsel and Corporate Secretary, for 1,563 shares of the Company’s common stock. The Award is subject to, among other terms and conditions described in the restricted stock unit agreement (the “Award Agreement”) between the Company and Mr. Ellsworth, both service and performance requirements. Specifically, the Award Agreement provides that the Award may vest in two tranches as follows: (a) up to 50% of the shares subject to the Award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2013 and (ii) the Company’s operating income for the fiscal year ended June 30, 2013 equals or exceeds $114,904,000, and (b) up to 50% of the shares subject to the Award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2014 and (ii) the Company’s operating income for the fiscal year ended June 30, 2014 equals or exceeds $121,627,000. Notwithstanding the foregoing, the Company’s Compensation Committee (the “Committee”) may, in its sole discretion, reduce the number of shares subject to the Award deemed earned and vested (but not below 50% of the number of shares subject to a particular tranche) if the Committee determines that such reduction is appropriate based on the Committee’s evaluation of Mr. Ellsworth’s performance in certain designated areas.

The Award Agreement also provides that if Mr. Ellsworth’s employment with the Company terminates due to death or disability or within 12 months after a change in control without cause or for good reason, the Award will be deemed earned and vested with respect to all of the shares underlying the Award as of the date of termination. If Mr. Ellsworth’s employment with the Company terminates for any other reason, then Mr. Ellsworth will forfeit his Award (and the underlying shares) to the extent not vested and earned as of the date of Mr. Ellsworth’s termination of employment. The shares shall be issued under, and subject to the terms of, the Company’s Amended and Restated 2002 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: May 15, 2012	By:	/s/ Michael L. Baur
Name: Michael L. Baur
Its: Chief Executive Officer